EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-97813, No. 333-133976, and No. 333-159129 each on Form S-8 of our reports dated February 28, 2013, relating to the financial statements and financial statement schedule of McDermott International, Inc., and the effectiveness of McDermott International, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 2013